Exhibit 99

               Exigent International Appoints Gordon J. Comerford
                       To The Company's Board of Directors
                       And Announces Executive Promotions


MELBOURNE,  Fla., Dec.  20/PRNewswire/ - Exigent  International,  Inc.  (Nasdaq:
XGNT; CHX: XNT) announced today the appointment of Gordon J. Comerford to the Company's Board of Directors.

Gordon J. Comerford recently retired from Motorola, where he had served as a Senior Vice President since 1989. He joined Motorola's communications sector in 1974 as a Director of Business Management and became a Corporate Vice President in 1980. Mr. Comerford has served as a Director and Chairman of the Audit Committee of Iridium LLC from July 1993 until his resignation in October, 1999. Mr. Comerford also serves as a member of the Board of Directors of Iridium South America Corporation and Iridium Canada, Inc. Prior to joining Motorola, Mr. Comerford had been with IBM. He is a graduate of Marquette University, where he serves on the President's Council, and holds an MBA from the University of Michigan.

Commenting on the appointment, B.R. "Bernie" Smedley said, "I am very please that Gordon has joined our Board of Directors. He brings with him an extensive business and finance background in the telecommunications and space industries. His financial experience and astute judgment make him a tremendous addition to Exigent's board during this period of corporate growth and change. Having worked with him at Motorola for many years as we grew Motorola's communication and cellular infrastructure business, I know he is up to the challenge."

In addition, Mr. Smedley announced that Jeffery B. Weinress was elected Executive Vice President and Chief Financial Officer, and that David M. Miller was elected Vice President of Human Resources. Mr. Weinress and Mr. Miller both joined Exigent in 1998 and have been CFO and Human Resources Director, respectively.

"I am pleased that the directors agreed with the election of Jeffery Weinress as an Executive Vice President," said Mr. Smedley. "Exigent has benefited from his years of financial experience and demonstrated leadership abilities as we've stepped up our acquisition activities, initiated our IT division, and prepared our business plan for the Year 2000. The appointment of David Miller as Vice President of Human Resources reinforces our commitment to recruit, train, promote, and retain exceptional people at all levels of the organization and recognizes David for the many contributions he had made in this area."

Exigent International, Inc. (www.xgnt.com) is a publicly traded holding company, formed in 1996 to capitalize on emerging high-technology opportunities. World headquarters are in Melbourne, Florida. Other Exigent sites include Washington, D.C., Alexandria and Chantilly VA, Gaithersburg and La Plata MD, Charlotte NC, Stennis Space Center MS, Denver, Boulder and Colorado Springs CO, and Mesa AZ.

Exigent's operating subsidiaries are: Software Technology, Inc. (STI), specializing in command and control solutions. STI's flagship software product OS/COMET(R) controls satellite constellations including the GPS system. Since 1978, STI has enjoyed long-standing relationships with such corporate clients as Motorola, Lockheed-Martin, Loral, GE Astrospace, and Harris Corporation, and with government agencies that include NASA, the USAF, and the U.S. Navy's Naval Research Laboratory (see www.sticomet.com). GEC North America, a systems integrator of Oracle-based solutions serving large and medium-sized clients in manufacturing, distribution and general business industries (see www.gecna.com). Middleware Solutions, Inc. (M/Ware), developer of the ActiveM (TM) Active Messaging System (see www.mware.com). FotoTag, Inc., developer of the FotoTag(R) system. This innovative unit develops advanced systems that track location and movement of people, baggage, and products (see www.fototag.com).

For financial information and investor relations, contact Exigent's CFO, Jeffery Weinress (weinress@xgnt.com). For general information, contact Exigent's Vice President of Marketing, Dennis Lunder (lunder@xgnt.com), or use one of these numbers:
407/952-7550, 888/952-XGNT, 407/676-4510 (Fax)

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release, and elsewhere, that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others that are discussed in company filings with the Securities and Exchange Commission, could cause actual results to differ materially from those set forth in the forward-looking statements: certain space-based projects may never receive project financing; our products may not be accepted by the market; and we may have difficulty in hiring and retaining key personnel.

Notices

OS/COMET and FotoTag are registered trademarks and ActiveM Active Messaging System is a trademark of Exigent International, Inc. All other trademarks are the property of their respective owners.